Olsen Thielen & Co., Ltd.
CPAS AND ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No 2. To Form S-4 of Precision Therapeutics, Inc. of our report dated April 2, 2018, related to the financial statements of which appears in the Annual Report on Form 10-K of Precision Therapeutics, Inc. for the year ended December 31, 2017. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the heading "Experts" in the proxy statement/prospectus, which is part of this Registration Statement.

Olsen Thielen & Co., Ltd.

Olsen Thielen & Co., Ltd

Roseville, Minnesota
January 24, 2019